Exhibit 4.3

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (the “Agreement”), dated as of July 12, 2011, is by and among Saratoga Resources, Inc., a Texas corporation (the “Company”), and the Purchaser identified on the signature page of this Agreement (the “Purchaser”).

RECITALS:

A. The Company and the Purchaser are parties to that certain Securities Purchase Agreement (the “Purchase Agreement”) pursuant to which the Company proposes to sell (the “Offering”) to the Purchaser, and to other purchasers on substantially similar terms (collectively, the Purchasers”), an aggregate of up to Six Million (6,000,000) shares (the “Shares”) of common stock, $0.001 par value (the “Common Stock”) in reliance upon the exemption from securities registration afforded by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), including Rule 506 of Regulation D promulgated thereunder.

B. The Purchase Agreement provides, as a condition of closing the purchase and sale described therein, that the Company and the Purchaser shall enter into this Agreement setting forth their agreement with respect to certain rights of the Purchasers to the registration of the Shares with the Securities and Exchange Commission (the “SEC”) under the Securities Act.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

AGREEMENT

ARTICLE I

DEFINITIONS AND CONSTRUCTION

1.1 Definitions. Capitalized terms listed in this Section 1.1 but not defined elsewhere in the body of this Agreement shall have the meanings ascribed to them in this Section 1.1. Capitalized terms defined elsewhere the body of this Agreement are listed in this Section 1.1 with reference to the location of the definitions of such terms in the body of this Agreement.

(a) “Affiliate” means, when used with respect to a specified Person, any Person which (i) directly or indirectly Controls, is Controlled by or is Under Common Control with such specified Person, (ii) is an officer, director, general partner, trustee or manager of such specified Person, or of a Person described in clause (i) of this definition.

(b) “Agreement” is defined in the preamble.

(c) “Board” means the Board of Directors of the Company.

(d) “Claim” is defined in Section 2.5(a).

(e) “Closing Date” means the date on which the purchase price of Shares is released to the Company and rights in the Shares vest in the Purchaser pursuant to the Purchase Agreement.

(f) “Common Stock” is defined in the recitals.

(g) “Company” is defined in the preamble.

(h) “Control,” including the correlative terms “Controlling,” “Controlled by” and “Under Common Control with”, means possession, directly or indirectly (through one or more intermediaries), of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person.

(i) “Demand Request” is defined in Section 2.1(a).

(j) “Equity Interests” means (i) capital stock, member interests, partnership interests, other equity interests, rights to profits or revenue and any other similar interest in any Person, (ii) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing, whether at the time of issuance or upon the passage of time or the occurrence of some future event, and (iii) any warrant, option or other right (contingent or otherwise) to acquire any of the foregoing.

(k) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(l) “Holder” means any of the Purchasers and their permitted transferees hereunder; provided, however, that for the avoidance of doubt to the extent a Person that would otherwise be a permitted transferee hereunder does not succeed to the rights and benefits of particular provisions hereof in accordance with the terms and conditions of this Agreement, such Person shall not be considered a Holder for the purposes of such provisions, or with respect to the amendment or waiver of such provisions.

(m) “Holder Indemnified Parties” is defined in Section 2.5(a).

(n) “Indemnified Party” is defined in Section 2.5(c).

(o) “Indemnifying Party” is defined in Section 2.5(c).

(p) “Inspector” is defined in Section 2.3(a)(ii).

(q) “Lock-Up Period” is defined in Section 2.7.

(r) “Losses” is defined in Section 2.5(a).

(s) “Offering” is defined in the recitals.

(t) “Participating Holders” means Holders participating, or electing to participate, in an offering of Registrable Securities.

(u) “Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, custodian, trustee-executor, administrator, nominee or entity in a representative capacity and any government or agency or political subdivision thereof.

(v) “Proposed Registration” is defined in Section 2.2(a).

(w) “Purchase Agreement” is defined in the recitals.

(x) “Purchaser” is defined in the preamble.

(y) “Purchasers” is defined in the recitals.

(z) “Registrable Securities” means any of the Shares held by any Holder including any shares issued, by virtue of the effect of antidilution provisions or combination, merger, consolidation or other similar event; provided, however, that the Shares that are considered to be Registrable Securities shall cease to be Registrable Securities upon the earliest to occur of (i) the sale thereof pursuant to an effective registration statement, (ii) the sale thereof pursuant to Rule 144 (or successor rule) under the Securities Act or (iii) the time at which such securities cease to be outstanding; provided further, however, that to the extent any of the Shares would be considered Registrable Securities hereunder but for the fact that a transferee does not succeed to the rights and benefits of particular provisions hereof in accordance with the terms and conditions of this Agreement, such securities shall not be considered Registrable Securities for the purposes of such provisions, or with respect to the amendment or waiver of such provisions.

(aa) “Registration Expenses” means all expenses (other than underwriting discounts and commissions) arising from or incident to the performance of, or compliance with, Article II, including, (i) SEC, stock exchange and other registration and filing fees, (ii) all fees and expenses incurred in connection with complying with any securities or blue sky laws (including, fees, charges and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities), (iii) all printing, messenger and delivery expenses, (iv) the fees, charges and disbursements of counsel to the Company and of the Company’s independent public accountants and any other accounting and legal fees, charges and expenses incurred by the Company (including, any expenses arising from any special audits or “comfort letters” required in connection with or incident to any registration), (v) the fees, charges and disbursements of any special experts retained by the Company in connection with any registration pursuant to the terms of this Agreement, (vi) all internal expenses of the Company (including, all salaries and expenses of its officers and employees performing legal or accounting duties), (vii) the fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange and (viii) the cost of one legal counsel selected by a majority in interest of the Holders to review any registration on behalf of the Holders, regardless of whether the Registration Statement filed in connection with such registration is declared effective; provided that Registration Expenses shall not include Selling Expenses.

(bb) “Registration Statement” means a registration statement of the Company filed with the SEC on the appropriate form pursuant to the Securities Act which covers shares of Registrable Securities pursuant to the provisions of this Agreement and all amendments and supplements to the Registration Statement, including post-effective amendments, in each case including the prospectus contained therein, all exhibits thereto and all materials incorporated by reference therein.

(cc) “Requesting Holders” is defined in Section 2.1(a).

(dd) “Request Notice” is defined in Section 2.1(a).

(ee) “SEC” is defined in the recitals.

(ff) “Securities Act” is defined in the recitals.

(gg) “Selling Expenses” means the underwriting fees, discounts, selling commissions and stock transfer taxes applicable to all any securities registered by the Participating Holders or the Company, as the case may be.

(hh) “Shares” is defined in the recitals.

(ii) “Subsidiary” means, with respect to any Person, (i) any corporation, partnership, limited liability company or other entity in which a majority of the Equity Interests having voting power under ordinary circumstances to elect at least a majority of the board of directors or other Persons performing similar functions are at the time owned or Controlled, directly or indirectly, by such Person or by one or more of the other direct or indirect Subsidiaries of such Person or a combination thereof (regardless of whether, at the time, Equity Interests of any other class or classes shall have, or might have, voting power by reason of the occurrence of any contingency), (ii) a partnership in which such Person or any direct or indirect Subsidiary of such Person is a general partner or (iii) a limited liability company in which such Person or any direct or indirect Subsidiary of such Person is a managing member or manager.

(jj) “Valid Business Reason” is defined in Section 2.1(f)(i).

1.2 Construction. In this Agreement, unless a clear contrary intention appears: (a) pronouns in the masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa; (b) the term “including” shall be construed to be expansive rather than limiting in nature and to mean “including, without limitation;” (c) the word “or” is inclusive; (d) references to Sections refer to Sections of this Agreement; (e) the words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited; and (f) references in any Section or definition to any clause means such clause of such Section or definition. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE II

REGISTRATION RIGHTS

2.1 Demand Registration.

(a) Request by Holders. At any time on or after the Closing Date, if the Company receives at any time a written request from Holders owning at least 50% of the Registrable Securities (the “Requesting Holders”) that the Company register Registrable Securities held by Requesting Holders (a “Demand Request”), then the Company shall, within ten days after receipt of such Demand Request, give written notice of such request (“Request Notice”) to all Holders. Each Demand Request shall (x) specify the number of Registrable Securities that the Requesting Holders intend to sell or dispose of, (y) state the intended method or methods of sale or disposition of the Registrable Securities and (z) specify the expected price range (net of underwriting discounts and commissions) acceptable to the Requesting Holders to be received for such Registrable Securities. Following receipt of a Demand Request, the Company shall:

(i) cause to be filed, as soon as practicable, but within 30 days of the date of delivery to the Company of the Demand Request, a Registration Statement covering such Registrable Securities which the Company has been so requested to register by the Requesting Holders and other Holders who request to the Company that their Registrable Securities be registered within 20 days of the mailing of the Request Notice, providing for the registration under the Securities Act of such Registrable Securities to the extent necessary to permit the disposition of such Registrable Securities in accordance with the intended method of distribution specified in such Demand Request, together with, subject to Section 2.1(e), any additional shares of Common Stock to be issued by the Company or owned by any other holder that may be entitled to participate in such registration, that the Company or such holder may desire to sell in connection with the proposed distribution; and

(ii) use commercially reasonable efforts to have such Registration Statement declared effective by the SEC as soon as practicable thereafter.

(b) Shelf Registration.  So long as the Company is eligible to register securities on Form S-3 under the Securities Act (or any successor or similar form then in effect), the Company shall, at the request of the Requesting Holders, use its commercially reasonable efforts to promptly file and cause to be effective, if available, a registration statement on Form S-3 (a “Shelf Registration Statement”) for an offering of Registrable Securities to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act (a “Shelf Registration”) and shall use its commercially reasonable efforts to keep the Shelf Registration Statement effective and usable for the resale of Registrable Securities until the date on which all Registrable Securities so registered have been sold pursuant to the Shelf Registration Statement or until such securities cease to be Registrable Securities.

(c) Effective Registration Statement. A registration requested pursuant to this Section 2.1 shall not be deemed to have been effected: (i) unless a Registration Statement with respect thereto has become effective and remained effective in compliance with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such Registration Statement until such time as all of such Registrable Securities have been disposed of in accordance with the intended methods of disposition by the Holders thereof set forth in such Registration Statement; (ii) if, after it has become effective, such registration is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court and has not thereafter become effective, or if the offering of Registrable Securities is not consummated for any reason, including if the underwriters of an underwritten public offering advise the Participating Holders that the Registrable Securities cannot be sold at a net price per share equal to or above the net price disclosed in the preliminary prospectus; (iii) if the conditions to closing specified in the underwriting agreement, if any, entered into in connection with such registration are not satisfied or waived; or (iv) if the number of Registrable Securities covered by the Registration Statement is reduced to fewer than 50% of the number of Registrable Securities set forth in the Demand Request as a result of the operation of Section 2.1(e). Following the date on which a Registration Statement is declared effective by the SEC pursuant to a Demand Request made in accordance with this Section 2.1, the Company shall not take any affirmative action to withdraw or suspend or terminate the effectiveness of such Registration Statement until such time as all of the Registrable Securities covered by such Registration Statement have been disposed of; provided, however, that nothing in this Section 2.1 shall be construed as an affirmative obligation on the part of the Company to maintain the effectiveness of any Registration Statement (including, but not limited to, any Registration Statement on Form S-3) for any period of time following the date on which such Registration Statement is first declared effective by the SEC.

(d) Selection of Underwriters. If the Company is required to file a Registration Statement covering any Registrable Securities of any Participating Holders pursuant to Section 2.1(a) and the proposed public offering is to be an underwritten public offering, the managing underwriter shall be one or more nationally recognized investment banks selected by a majority in interest of the Participating Holders and reasonably acceptable to the Company.

(e) Priority for Demand Registration. Notwithstanding any other provision of this Section 2.1, if the managing underwriter of an underwritten public offering determines and advises the Participating Holders and the Company that the inclusion of all securities proposed to be included by the Company and any other holders of securities to be registered in the underwritten public offering would materially and adversely interfere with the successful marketing of the Participating Holders’ Registrable Securities, then the Company and other holders of securities to be registered shall not include any securities in excess of the amount, if any, of securities which the managing underwriter of such underwritten public offering shall reasonably and in good faith agree in writing to include in such public offering in addition to the amount of Registrable Securities to be registered for the Participating Holders. The Company will be obligated to include in such Registration Statement, as to each Participating Holder, only a portion of the Registrable Securities such Participating Holder has requested be registered equal to the ratio which such Participating Holder’s requested Registrable Securities bears to the total number of Registrable Securities requested to be included in such Registration Statement by all Participating Holders who have requested that their Registrable Securities be included in such Registration Statement. Pursuant to the foregoing provision, the securities to be included in a registration requested by the Requesting Holders pursuant to Section 2.1 shall be allocated:

(i) first, to the Participating Holders;

(ii) second, to the Company; and

(iii) third, to any other shareholders of the Company requesting registration of securities of the Company.

(f) Limitations on Demand Registrations.

(i) The Company may delay making a filing of a Registration Statement or taking action in connection therewith by not more than 60 days if the Company provides a written certificate signed by the President and Chief Executive Officer of the Company to the Participating Holders, prior to the time it would otherwise have been required to file such Registration Statement or take such action pursuant to this Section 2.1, stating that the Board has determined in good faith that the filing of such Registration Statement would be seriously detrimental to the Company or would otherwise materially adversely affect a financing, acquisition, disposition, merger or other material transaction (collectively, a “Valid Business Reason”) and that it is therefore essential to defer the filing of the Registration Statement; provided, however, that such right to delay a Demand Request shall be exercised by the Company not more than once in any 12-month period.

(ii) The Company shall only be obligated to effect two Demand Requests pursuant to this Section 2.1 in any period of eighteen consecutive calendar months.

(iii) The Company shall not be required to comply with a Demand Request unless the Registrable Securities to which such Demand Request relates would be equal to or exceed 20% of the Registrable Securities.

(g) Cancellation of Registration. A majority in interest of the Participating Holders may cancel a proposed registration of Registrable Securities pursuant to this Section 2.1 when, (i) in their discretion, market conditions are so unfavorable as to be seriously detrimental to an offering pursuant to such registration or (ii) the request for cancellation is based upon material adverse information relating to the Company that is different from the information known to the Participating Holders at the time of the Demand Request. Such cancellation of a registration shall not be counted as one of the two Demand Requests and notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the expenses of the Participating Holders incurred in connection with the registration before any cancellation pursuant to clause (ii) of the foregoing sentence.

2.2 Piggyback Registrations.

(a) Right to Include Registrable Securities. If at any time on or after the Closing Date the Company proposes for any reason to register any of its Common Stock under the Securities Act, either for its own account or for the account of a securityholder of the Company other than pursuant to a Registration Statement on Forms S-4 or S-8 (or similar or successor forms) (a “Proposed Registration”), the Company shall promptly give written notice of such Proposed Registration to all of the Holders (which notice shall be given not less than 20 days before the expected filing date of the Company’s Registration Statement) and shall offer such Holders the right to request inclusion of any of such Holder’s Registrable Securities in the Proposed Registration. No registration pursuant to this Section 2.2 shall relieve the Company of its obligation to register Registrable Securities pursuant to a Demand Request, as contemplated by Section 2.1. The rights to piggyback registration may be exercised an unlimited number of occasions.

(b) Piggyback Procedure. Each Holder shall have ten days from the date of receipt of the Company’s notice referred to in Section 2.2(a) to deliver to the Company a written request specifying the number of Registrable Securities such Holder intends to sell and such Holder’s intended method of disposition. Any Holder may withdraw such Holder’s request for inclusion of such Holder’s Registrable Securities in any Registration Statement pursuant to this Section 2.2 by giving written notice to the Company of such withdrawal; provided, however, that the Company may ignore a notice of withdrawal made within 24 hours of the time the Registration Statement is to become effective. Subject to Section 2.2(d), the Company shall use commercially reasonable efforts to include in such Registration Statement all such Registrable Securities so requested to be included therein; provided, however, that the Company may at any time withdraw or cease proceeding with any such Proposed Registration if it withdraws or ceases proceeding with the registration of all other securities originally proposed to be registered. If the Proposed Registration by the Company is, in whole or in part, an underwritten public offering of securities of the Company, any request under this Section 2.2(b) shall specify that the Registrable Securities be included in the underwriting on the same terms and conditions as the shares, if any, otherwise being sold through underwriters under such registration.

(c) Selection of Underwriters. The managing underwriter for any Proposed Registration that involves an underwritten public offering shall be one or more nationally recognized investment banks selected by the Company or such other securityholder of the Company participating in the Proposed Registration.

(d) Priority for Piggyback Registration. Notwithstanding any other provision of this Article II, if the managing underwriter of an underwritten public offering determines and advises the Company and the Participating Holders in writing that the inclusion of all Registrable Securities proposed to be included by the Participating Holders in the underwritten public offering would materially and adversely interfere with the successful marketing of the Company’s securities, then the Participating Holders may not include any Registrable Securities in excess of the amount, if any, of Registrable Securities which the managing underwriter of such underwritten public offering shall reasonably and in good faith agree in writing to include in such public offering in addition to the amount of securities to be registered for the Company. The Company must include in such Registration Statement, as to each Participating Holder, only a portion of the Registrable Securities such Participating Holder has requested be registered equal to the ratio which such Participating Holder’s requested Registrable Securities bears to the total number of Registrable Securities requested to be included in such Registration Statement by all Participating Holders who have requested that their Registrable Securities be included in such Registration Statement. Pursuant to the foregoing provision, the securities to be included in a registration initiated by the Company shall be allocated:

(i) first, to the Company;

(ii) second, to Participating Holders; and

(iii) third, to any other shareholders of the Company requesting registration of securities of the Company.

If as a result of the provisions of this Section 2.2(d), any Participating Holder may not include all of its Registrable Securities in a registration that such Holder has requested to be so included, such Participating Holder may withdraw such Participating Holder’s request to include Registrable Securities in such Registration Statement.

2.3 Registration Procedures.

(a) Obligations of the Company. The Company shall use its reasonable best efforts to effect the registration and sale of the Registrable Securities in accordance with the intended method of distribution thereof as promptly as possible, and in connection with any such request, the Company shall:

(i) Preparation of Registration Statement; Effectiveness. Prepare and file with the SEC a Registration Statement (in any event not later than 30 days after receipt of a Demand Request to file a Registration Statement with respect to Registrable Securities) on any form on which the Company then qualifies, which counsel for the Company shall deem appropriate and pursuant to which such offering may be made in accordance with the intended method of distribution thereof (except that the Registration Statement shall contain such information as may reasonably be requested for marketing or other purposes by the managing underwriter), and use its reasonable best efforts to cause any registration required hereunder to become effective as soon as practicable after the initial filing thereof and remain effective until all Registrable Securities have been sold in accordance with the methods of distribution set forth in the Registration Statement;

(ii) Review of Registration Statement. Provide any Participating Holder, any underwriter participating in any disposition pursuant to the Registration Statement, and any attorney, accountant or other agent retained by any Participating Holder or underwriter (each, an “Inspector” and, collectively, the “Inspectors”), the opportunity to review and comment upon the Registration Statement, each prospectus included therein or filed with the SEC and each amendment or supplement thereto;

(iii) Due Diligence. For a reasonable period prior to the filing of the Registration Statement pursuant to this Agreement, make available for inspection and copying by the Inspectors, such financial and other information and books and records, pertinent corporate documents and properties of the Company and its subsidiaries and cause the officers, directors, employees, counsel and independent certified public accountants of the Company and its subsidiaries to respond to such inquiries and to supply all information reasonably requested by any such Inspector in connection with the Registration Statement, as shall be reasonably necessary to conduct a reasonable investigation within the meaning of the Securities Act; provided that such Inspectors shall be required to enter into a confidentiality agreement reasonably acceptable to the Company as a condition to the Company making available such information;

(iv) General Notification. Promptly notify in writing the Participating Holders, the sales or placement agent, if any, therefor and the managing underwriter of the securities being sold, (A) when the Registration Statement or the prospectus included therein or any prospectus amendment or supplement or post-effective amendment has been filed, and, with respect to any the Registration Statement or any post-effective amendment, when the same has become effective, (B) when the SEC notifies the Company whether there will be a “review” of the Registration Statement (C) of any comments (oral or written) by the SEC and by the blue sky or securities commissioner or regulator of any state with respect thereto and (D) of any request by the SEC for any amendments or supplements to the Registration Statement or the prospectus or for additional information;

(v) 10b-5 Notification. Promptly notify in writing the Participating Holders, the sales or placement agent, if any, therefor and the managing underwriter of the securities being sold pursuant to the Registration Statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act upon discovery that, or upon the happening of any event as a result of which, any prospectus included in the Registration Statement (or amendment or supplement thereto) contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made, and the Company shall promptly prepare a supplement or amendment to such prospectus and file it with the SEC (in any event no later than ten days following notice of the occurrence of such event to each Participating Holder, the sales or placement agent and the managing underwriter) so that after delivery of such prospectus, as so amended or supplemented, to the purchasers of such Registrable Securities, such prospectus, as so amended or supplemented, shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made;

(vi) Notification of Stop Orders; Suspensions of Qualifications and Exemptions. Promptly notify in writing the Participating Holders, the sales or placement agent, if any, therefor and the managing underwriter of the securities being sold of the issuance by the SEC of (A) any stop order issued or threatened to be issued by the SEC or (B) any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose and the Company agrees to use its reasonable best efforts to (x) prevent the issuance of any such stop order, and in the event of such issuance, to obtain the withdrawal of any such stop order and (y) obtain the withdrawal of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Registrable Securities included in the Registration Statement for sale in any jurisdiction at the earliest practicable date;

(vii) Amendments and Supplements. Prepare and file with the SEC such amendments, including post-effective amendments to the Registration Statement as may be necessary to keep the Registration Statement continuously effective for the applicable time period required hereunder and, if applicable, cause the related prospectus to be supplemented by any required prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 (or any similar provisions then in force) promulgated under the Securities Act; and comply with the provisions of the Securities Act and the Exchange Act with respect to the disposition of all securities covered by the Registration Statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in the Registration Statement as so amended or in such prospectus as so supplemented.

(viii) Acceleration. If a majority in interest of the Participating Holders so request, request acceleration of effectiveness of the Registration Statement from the SEC and any post-effective amendments thereto, if any are filed; provided that at the time of such request, the Company believes in good faith that it is unnecessary to amend further the Registration Statement to comply with this subparagraph. If the Company wishes to further amend the Registration Statement prior to requesting acceleration, it may so amend prior to requesting acceleration;

(ix) Copies. Furnish as promptly as practicable to each Participating Holder and Inspector prior to filing the Registration Statement or any supplement or amendment thereto, copies of the Registration Statement, supplement or amendment as it is proposed to be filed, and after such filing such number of copies of the Registration Statement, each amendment and supplement thereto (in each case including all exhibits thereto), the prospectus included in the Registration Statement (including each preliminary prospectus) and such other documents as each such Participating Holder may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Participating Holder;

(x) Blue Sky. Use commercially reasonable efforts to, prior to any public offering of the Registrable Securities, register or qualify (or seek an exemption from registration or qualifications) such Registrable Securities under such other securities or blue sky laws of such jurisdictions as any Participating Holder or underwriter may request, and to continue such qualification in effect in each such jurisdiction for as long as is permissible pursuant to the laws of such jurisdiction, or for as long as a Participating Holder or underwriter requests or until all of such Registrable Securities are sold, whichever is shortest, and do any and all other acts and things which may be reasonably necessary or advisable to enable any Participating Holder to consummate the disposition in such jurisdictions of the Registrable Securities; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to (x) qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 2.3(a), (y) subject itself to general taxation in any such jurisdiction, or (z) file a general consent to service of process in any such jurisdiction;

(xi) Other Approvals. Use commercially reasonable efforts to obtain all other approvals, consents, exemptions or authorizations from such governmental agencies or authorities as may be necessary to enable the Participating Holders and underwriters to consummate the disposition of Registrable Securities;

(xii) Agreements. Enter into customary agreements (including any underwriting agreements in customary form), and take such other actions as may be reasonably required in order to expedite or facilitate the disposition of Registrable Securities;

(xiii) SEC Compliance, Earnings Statement. Comply with all applicable rules and regulations of the SEC and make available to its shareholders, as soon as reasonably practicable, but no later than 15 months after the effective date of the Registration Statement, an earnings statement covering a period of 12 months beginning after the effective date of the Registration Statement, in a manner which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

(xiv) Exchange Listing. Cooperate with each Participating Holder and each underwriter participating in the disposition of such Registrable Securities and underwriters’ counsel in connection with any filings required to be made with any national securities exchange on which the Company’s Common Stock is then listed, and use commercially reasonable efforts to cause all such Registrable Securities to be listed on such exchange or such other securities exchange on which similar securities issued by the Company are then listed, if so listed; and

(xv) Transfer Agent, Registrar and CUSIP. Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereto and a CUSIP number for all such Registrable Securities, in each case, no later than the effective date of such registration.

(b) Seller Information. The Company may require each Participating Holder as to which any registration of such Holder’s Registrable Securities is being effected to furnish to the Company with such information regarding such Participating Holder and such Participating Holder’s method of distribution of such Registrable Securities as the Company may from time to time reasonably request in writing. If a Participating Holder refuses to provide the Company with any of such information on the grounds that it is not necessary to include such information in the Registration Statement, the Company may exclude such Participating Holder’s Registrable Securities from the Registration Statement. The exclusion of a Participating Holder’s Registrable Securities shall not affect the registration of the other Registrable Securities to be included in the Registration Statement.

(c) Notice to Discontinue. Each Participating Holder whose Registrable Securities are covered by the Registration Statement filed pursuant to this Agreement agrees that, upon receipt of written notice from the Company of the happening of any event of the kind described in Section 2.3(a)(v), such Participating Holder shall forthwith discontinue the disposition of Registrable Securities until such Participating Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 2.3(a)(v) or until it is advised in writing by the Company that the use of the prospectus may be resumed and has received copies of any additional or supplemental filings which are incorporated by reference into the prospectus, and, if so directed by the Company in the case of an event described in Section 2.3(a)(v), such Participating Holder shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Participating Holder’s possession, of the prospectus covering such Registrable Securities which is current at the time of receipt of such notice.

2.4 Registration Expenses. All Registration Expenses incurred by the Company and the Participating Holders in connection with any Registration Statement to be filed pursuant to the exercise of demand rights in Section 2.1 or in connection with the exercise of piggyback rights in Section 2.2 shall be borne by the Company. All Selling Expenses relating to Registrable Securities registered by the exercise of demand rights in Section 2.1 or piggyback rights in Section 2.2 shall be borne by the Participating Holders.

2.5 Indemnification.

(a) Indemnification by the Company. The Company agrees, notwithstanding termination of this Agreement, to indemnify and hold harmless to the fullest extent permitted by applicable law, each Holder, each of its directors, officers, employees, advisors, agents and general or limited partners (and the directors, officers, employees, advisors and agents thereof), their respective Affiliates and each Person who Controls any of such Persons, and each underwriter and each Person who Controls any underwriter (collectively, “Holder Indemnified Parties”) from and against any and all losses, claims, damages, expenses (including, disbursements and other reasonable charges of counsel and experts and any amounts paid in settlement effected with the Company’s consent) or other liabilities (collectively, “Losses”) arising out of any third-party action, investigation or proceeding (collectively, a “Claim”) to which any such Holder Indemnified Party may become subject under the Securities Act, Exchange Act, any other federal law, any state or common law or any rule or regulation promulgated thereunder or otherwise, insofar as such Losses are resulting from or arising out of or based upon (i) any untrue, or alleged untrue, statement of a material fact contained in the Registration Statement, prospectus or preliminary prospectus (as amended or supplemented) or any document incorporated by reference in any of the foregoing or resulting from or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated

therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made), not misleading, or (ii) any violation by the Company of the Securities Act, Exchange Act or any rule or regulation promulgated thereunder or otherwise incident to any registration, qualification or compliance and in any such case, the Company will reimburse each such Holder Indemnified Party for any reasonable legal expenses and any other Losses reasonably incurred in connection with defending any such Claim. Such indemnity obligation shall remain in full force and effect regardless of any investigation made by or on behalf of the Holder Indemnified Parties and shall survive the transfer of Registrable Securities by such Holder Indemnified Parties.

(b) Indemnification by Holders. In connection with any proposed registration in which a Holder is participating pursuant to this Agreement, each such Holder shall furnish to the Company in writing such information with respect to such Holder as the Company may reasonably request or as may be required by law for use in connection with the Registration Statement or prospectus or preliminary prospectus to be used in connection with such registration and each Holder agrees, severally and not jointly, to indemnify and hold harmless the Company, any underwriter retained by the Company and their respective directors, officers, partners, employees, advisors and agents, their respective Affiliates and each Person who Controls any of such Persons to the same extent as the foregoing indemnity from the Company to the Holders as set forth in Section 2.5(a) (subject to the exceptions set forth in the foregoing indemnity and applicable law), but only with respect to any such information furnished in writing by such Holder expressly for use therein. Such indemnity obligation shall remain in full force and effect regardless of any investigation made by or on behalf of the Holder Indemnified Parties (except as provided above) and shall survive the transfer of Registrable Securities by such Holder. Notwithstanding the foregoing, the indemnity obligation of each Holder pursuant to this Section 2.5(b) shall be limited to an amount equal to the total proceeds (before deducting underwriting discounts and commissions and expenses) received by such Holder for the sale of Registrable Securities by such Holder in a registration hereunder.

(c) Conduct of Indemnification Proceedings. Any Person entitled to indemnification hereunder (the “Indemnified Party”) agrees to give prompt written notice to the indemnifying party (the “Indemnifying Party”) after the receipt by the Indemnified Party of any written notice of the commencement of any action, suit, proceeding or investigation or threat thereof made in writing for which the Indemnified Party intends to claim indemnification or contribution pursuant to this Agreement; provided, however, that, the failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party hereunder unless and to the extent such Indemnifying Party is materially prejudiced by such failure. If notice of commencement of any such action is given to the Indemnifying Party as above provided, the Indemnifying Party may participate in and, to the extent it may wish, jointly with any other Indemnifying Party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and reasonably satisfactory to such Indemnified Party. The Indemnified Party may employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be paid by the Indemnified Party unless (i) the Indemnifying Party agrees to pay the same, (ii) the Indemnifying Party fails to assume the defense of such action with counsel satisfactory to the Indemnified Party in its reasonable judgment or (iii) the named parties to any such action reasonably believe that the representation of such Indemnified Party and the Indemnifying Party by the same counsel would be inappropriate under applicable standards of professional conduct. In the case of clause (ii) above and (iii) above, the Indemnifying Party may not assume the defense of such action on behalf of such Indemnified Party. No Indemnifying Party shall be liable for any settlement entered into without its written consent, which consent shall not be unreasonably withheld. No Indemnifying Party may, without the written consent of the Indemnified Party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened Claim in respect of which indemnification or contribution may be sought hereunder (whether or not the Indemnified Party is an actual or potential party to such Claim) unless such settlement, compromise or judgment (A) includes an unconditional release of the Indemnified Party from all liability arising out of such Claim and (B) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of any Indemnified Party. The rights afforded to any Indemnified Party hereunder shall be in addition to any rights that such Indemnified Party may have at common law, by separate agreement or otherwise.

(d) Contribution. If the indemnification provided for in this Section 2.5 from the Indemnifying Party is unavailable or insufficient to hold harmless an Indemnified Party in respect of any Losses, then the Indemnifying Party, in lieu of indemnifying the Indemnified Party, shall contribute to the amount paid or payable by the Indemnified Party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the Indemnified Party, as well as any other relevant equitable considerations. The relative faults of the Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the Indemnifying Party’s and Indemnified Party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Losses or other liabilities referred to above shall be deemed to include any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 2.5(d).

The Company and the Holders agree that it would not be just and equitable if contribution pursuant to this subdivision (d) were determined by pro rata allocation (even if the Holders and any underwriters were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph.

Notwithstanding the provisions of this subdivision (d), no Holder or underwriter shall be required to contribute any amount in excess of the amount by which (i) in the case of any such Holder, the total proceeds (before deducting underwriting discounts and commissions and expenses) received by such holder from the sale of Registrable Securities or (ii) in the case of an underwriter, the total price at which the Registrable Securities purchased by it and distributed to the public were offered to the public exceeds, in any such case, the amount of any damages that such Holder or underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission.

2.6 Certain Limitations On Registration Rights.  No Holder may participate in the Registration Statement hereunder unless such Holder (i) provides all information reasonably concerning the Holder required to be included or incorporated by reference in such registration Statement under the Securities Act, the Exchange Act and the rules promulgated thereunder and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements and agrees to sell such Holder’s Registrable Securities on the basis provided in any underwriting agreement approved by the Holder or Holders entitled hereunder to approve such arrangements.

2.7 Restrictions on Public Sale by Holders.  If requested by the lead managing underwriter with respect to any firm underwriting public offering of Common Stock or any other security of the Company convertible into or exchangeable or exercisable for such Common Stock, each Holder of Registrable Securities agrees not to effect any public sale or distribution of any Common Stock or of any securities convertible into or exchangeable or exercisable for Common Stock, including a sale pursuant to Rule 144 under the Securities Act, during a period of 60 days (or such other period as may be reasonably required by such lead managing underwriter up to 90 days) after any firm underwriting public offering of Common Stock of the Company, commencing on the effective date of the Registration Statement (the “Lock-Up Period”), unless expressly authorized to do so by the lead managing underwriter. Holders of Registrable Securities agree to evidence this restriction by execution of a customary form of lock-up agreement substantially in such form as is applicable to executive officers and directors of the Company.

2.8 Transfer of Registration Rights.  The rights of a Holder under this Agreement shall be automatically assigned and transferred to any transferee of all or any portion of such Holder’s Registrable Securities if: (i) the Holder agrees in writing with the transferee or assignee to assign such rights and a copy of such agreement is furnished to the Company within a reasonable time after such assignment; (ii) the Company is, within a reasonable time after such transfer or assignment, furnished with written notice of (a) the name and address of such transferee or assignee and (b) the securities with respect to which such registration rights are being transferred or assigned; (iii) immediately following such transfer or assignment the further disposition of such securities by the transferee or assignee is restricted under the Securities Act or applicable state securities laws; (iv) at or before the time the Company receives the written notice contemplated by clause (ii) of this sentence the transferee or assignee agrees in writing with the Company to be bound by all of the provisions contained herein by execution and delivery of a Joinder Agreement in the form attached hereto as Exhibit A; and (v) such transfer shall have been made in accordance with the applicable requirements of the Purchase Agreement.

ARTICLE III

MISCELLANEOUS

3.1 Termination. This Agreement shall automatically terminate upon the earliest to occur of (i) the ten-year anniversary of the Closing Date and (ii) the time at which no Registrable Securities are outstanding; provided that the provisions of Section 2.4 and Section 2.5 (with respect to any Registrable Securities sold prior to the termination of this Agreement) and this Article III shall survive such termination.

3.2 Notices. All notices, requests or consents provided for or required to be given to a party under this Agreement shall be in writing and shall be deemed to be duly given (i) upon receipt, if personally delivered, (ii) three business days after mailing, if mailed by certified mail, return receipt requested, postage prepaid, (iii) one business day after deposit with a nationally recognized overnight delivery service with proof of receipt maintained, or (iv) on the date of transmission by facsimile if transmitted prior to 4:00 p.m. eastern time on a business day or on the next business day if transmitted on a non-business day or on or after 4:00 p.m. eastern time on a business day, at the following addresses (or any other address that either party may designate by written notice to the other party):

If to the Company:

Saratoga Resources, Inc.

7500 San Felipe

Suite 675

Houston, Texas 77063

Phone: (713) 458-1560

Facsimile: (713) 458-1561

Attention: Edward Hebert, VP – Finance

with a copy to (which does not constitute notice):

Michael W. Sanders, Attorney at Law

20333 S.H. 249, Suite 600

Houston, TX 77070

Phone: (832) 446-2599

Facsimile: (832) 446-2424

If to a Purchaser, to its address and facsimile number set forth on the Purchaser Agreement, or to such other address and/or facsimile number and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change.  Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by a courier or overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii), (iii) or (iv) above, respectively.

3.3 Entire Agreement; Supersedure. This Agreement constitutes the entire agreement of the parties relating to the subject matter hereof and supersedes all prior contracts or agreements with respect thereto, whether oral or written.

3.4 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective permitted successors, permitted assigns, permitted distributees and legal representatives.

3.5 Third Party Beneficiaries. Nothing in this Agreement shall create or be deemed to create any third-party beneficiary rights in any person not a party to this Agreement.

3.6 Governing Law; Jurisdiction. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE PRINCIPLES OF CONFLICTS OF LAWS (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT SHALL BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK, NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND APPELLATE COURTS FROM ANY THEREOF.  EACH PARTY HERETO HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF TO SUCH PARTY BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, RETURN RECEIPT REQUESTED, TO SUCH PARTY AT ITS ADDRESS SPECIFIED IN SECTION 3.2.  THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE TRIAL BY JURY, AND EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS.

3.7 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY KNOWINGLY AND VOLUNTARILY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

3.8 Amendment. Notwithstanding anything to the contrary in this Agreement, this Agreement may only be amended, modified, supplemented or restated by a written instrument executed by the Company and the Holders of a majority in interest of the then Registrable Securities.

3.9 No Waiver. A waiver or consent, express or implied, to or of any breach or default by any party in the performance by that party of its obligations with respect to any obligation, covenant, agreement or condition in this Agreement is not a consent or waiver to or of any other breach or default in the performance by that party of the same or any other obligations of that party with respect to this Agreement. Failure on the part of a party to insist upon strict compliance with any obligation, covenant, agreement or condition in this Agreement or to declare any person in breach or default, irrespective of how long that failure continues, does not constitute a waiver by that party of its rights with respect to such obligation, covenant, agreement or condition until the applicable statute-of-limitations period has run.

3.10 Severability. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. Furthermore, in lieu of each such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

3.11 Counterparts. This Agreement may be executed in counterparts (including facsimile counterparts), each of which, when so executed and delivered, shall be deemed an original, and all of which together shall constitute a single agreement binding on the parties, notwithstanding that all parties are not signatories to the original or the same counterpart. Any signature delivered by facsimile transmission or scanned and emailed transmission shall be deemed a valid and binding signature for all purposes hereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have hereunto set their hands as of the day and year first above written.

SARATOGA RESOURCES, INC.

By:
Name:
Title:

PURCHASER:

By:
Name:
Title:

SIGNATURE PAGE TO

REGISTRATION RIGHTS AGREEMENT

EXHIBIT A

JOINDER AGREEMENT

This Joinder Agreement is made this          day of             , 20__, by and between                          (the “Transferee”) and Saratoga Resources, Inc., a Texas corporation (the “Company”), pursuant to the terms of the Registration Rights Agreement, dated ______________, 2011 (the “Agreement”), between the Company and ___________________________ (“Purchaser”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

WITNESSETH:

WHEREAS, the Company and the Purchaser entered into the Agreement to provide for certain rights and obligations of the Purchaser as a Holder of Registrable Securities; and

WHEREAS, the Company and the Purchaser have required in the Agreement that all Persons to whom Registrable Securities are transferred must enter into a Joinder Agreement binding the Transferee to the Agreement to the same extent as if they were original parties thereto and imposing the same restrictions and obligations on the Transferee and the Registrable Securities to be acquired by the Transferee as are imposed upon the Purchaser under the Agreement;

NOW, THEREFORE, in consideration of the mutual promises of the parties and as a condition of the purchase or receipt by the Transferee of the Registrable Securities, the Transferee acknowledges and agrees as follows:

1. The Transferee has received and read the Agreement and acknowledges that the Transferee is acquiring Registrable Securities subject to the terms and conditions of the Agreement.

2. The Transferee agrees that the Registrable Securities acquired or to be acquired by the Transferee are bound by and subject to all of the terms and conditions of the Agreement, and hereby joins in, and agrees to be bound by, and shall have the benefit of, all of the terms and conditions of the Agreement to the same extent as if the Transferee were an original party to the Agreement.

3. Any notice required as permitted by the Agreement shall be given to Transferee at the address listed beneath the Transferee’s signature below.

4. The Transferee is acquiring [               ] shares of Common Stock representing Registrable Securities.

TRANSFEREE:

By:
Name:
Title:
Address:

JOINDER AGREEMENT TO

REGISTRATION RIGHTS AGREEMENT